Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

October 16, 2020

Fortress Value Acquisition Corp.

1345 Avenue of the Americas

46th Floor

New York, NY 10105

Ladies and Gentlemen:

We have acted as counsel to Fortress Value Acquisition Corp., a Delaware corporation (“FVAC”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, (i) the issuance of up to 112,831,543 shares of Class A common stock, par value $0.0001 per share, of FVAC (the “Shares”) pursuant to and in connection with the Business Combination (as defined below) contemplated by that certain Agreement and Plan of Merger, dated as of July 15, 2020 and amended on August 26, 2020 (as it may be further amended from time to time, the “Merger Agreement”), by and among FVAC, MP Mine Operations LLC, a Delaware limited liability company (“MPMO”), Secure Natural Resources LLC, a Delaware limited liability company (together with MPMO, the “Companies”) and the other parties signatory thereto, and (ii) the special meeting of the stockholders of FVAC to consider the transactions set forth in the Merger Agreement and related agreements, including the series of related mergers through which the Companies will become indirect wholly-owned subsidiaries of FVAC (the “Business Combination”).

In so acting, we have prepared or examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement, (ii) the Merger Agreement and related agreements, (iii) the form of Second Amended and Restated Certificate of Incorporation of FVAC to be effective upon the consummation of the Business Combination (the “Certificate of Incorporation”), and (iv) the form of Amended and Restated Bylaws of FVAC to be effective upon the consummation of the Business Combination (the “Bylaws”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of FVAC, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of FVAC and upon the representations and warranties of FVAC contained in the Merger Agreement.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.

Prior to the issuance of the Shares: (i) the Registration Statement, as finally amended, will have become effective under the Act; and (ii) the shareholders of FVAC will have duly approved, among other things, the Merger Agreement, the Business Combination and the issuance of the Shares; and

2.

The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law and that FVAC will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized; and, when the Registration Statement has been declared effective under the Act by order of the Commission, and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable and free of preemptive rights pursuant to law, in the Certificate of Incorporation or in the Bylaws.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP